UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2009

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of Incorporation)	0-25681 (Commission File Number)		65-0423422 (IRS Employee Identification No.)

11760 U.S. Highway One Suite 200 North Palm Beach, Florida

33408
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (561) 630-2400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sale of Equity Securities.

     The disclosure contained in Item 5.01 below is incorporated herein by reference. The Top-Up Option Shares (as defined in Item 5.01 below) issued to Merger Sub pursuant to the Top-Up Option (as defined in Item 5.01 below) were issued in reliance upon an exemption from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, as a transaction by an issuer not involving a public offering.

Item 5.01. Change in Control of the Registrant

     On July 22, 2009, Bankrate, Inc. (“Bankrate”), a Florida corporation, Ben Holdings, Inc., a Delaware corporation (“Holdings”), and Ben Merger Sub, Inc., a Florida corporation and a wholly owned subsidiary of Holdings (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement.

     Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Merger Sub commenced a tender offer (the “Tender Offer”) to purchase all of Bankrate’s outstanding shares of common stock, par value $0.01 per share (the “Shares”) for $28.50 per share payable net to the seller in cash, without interest and less any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 28, 2009 and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

     The Offer expired at 12:00 midnight, New York City time, on August 24, 2009. According to the depositary for the Offer, a total of approximately 5,397,131 Shares (including 635,671 Shares tendered by notice of guaranteed delivery) were validly tendered and not withdrawn as of the expiration time, representing approximately 28% of the outstanding Shares. Accordingly, Merger Sub has informed us that it has elected to take into account all Shares subject to the Non-Tender and Support Agreements entered into by certain directors and officers of Bankrate for purposes of the minimum condition, as permitted by Section 1.1(a)(i) of the Merger Agreement and the terms of the Offer. Together with Shares subject to such Non-Tender and Support Agreements, the foregoing Shares represent approximately 52% of the outstanding Shares. Merger Sub has accepted for payment all Shares that were validly tendered and not withdrawn prior to expiration of the Offer .

     Subsequent to the expiration of the Offer, on August 25, 2009, Merger Sub exercised the option (the “Top-Up Option”) to purchase Shares directly from the Company, in accordance with the terms of the Merger Agreement. Merger Sub purchased approximately 56 million newly issued Shares (the “Top-Up Option Shares”) at the Offer Price per Share, for a promissory note issued by Merger Sub to the Company in the amount of approximately $1,599 million. The Top-Up Option Shares, when combined with the number of Shares owned by Parent and Merger Sub immediately prior to the time of exercise of the Top-Up Option, constitute aggregate ownership of approximately 80% of the outstanding Shares, on a fully-diluted basis.

     Pursuant to the Merger Agreement, Merger Sub will be merged with and into Bankrate (the “Merger”) with Bankrate surviving the merger as a wholly owned subsidiary of Holdings. At the effective time of the Merger, all remaining outstanding Shares not tendered in the Tender Offer (other than Shares owned by Parent, Merger Sub, Bankrate and its subsidiaries, and certain of Bankrate’s officers and directors as set forth in the Support Agreements), will be acquired for cash at the Offer Price and on the terms and conditions set forth in the Merger Agreement. Bankrate has been advised by Holdings that the Merger is expected to occur approximately 30 days following the date a formal notice of the Merger is first mailed to Bankrate shareholders.

     On August 25, 2009, Bankrate issued a press release announcing the results of the offer. The press release is attached hereto as Exhibit 99.1.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     On August 25, 2009, in accordance with the Merger Agreement and pursuant to Section 6.3 of the Amended and Restated Articles of Incorporation of the Company and Article III, Section 2 of the Amended and Restated Bylaws of the Company, the Bankrate Board of Directors voted unanimously to increase the size of the Board of Directors to 12 directors. The Board of Directors voted unanimously to fill the newly created directorships by appointing Harpreet Anand, Seth Brody, Philipp Gusinde, Sean Fernandes, Christian Stahl, and Mitch Truwit as directors, each of which are appointees of Apax. Information about the directors designated for appointment by Merger Sub has been previously disclosed in the Information Statement contained in the Schedule 14D-9 which was filed by the Company with the Securities and Exchange Commission (the “SEC”) on July 28, 2009, as amended (the “Schedule 14D-9”) and is incorporated herein by reference.

     Merger Sub has advised the Company that, to the best of its knowledge, none of the directors designated for appointment by Merger Sub is currently a director of, or holds any position with, the Company or any of its subsidiaries. Merger Sub has advised the Company that, to the best of its knowledge, none of its designees or any of his or her immediate family members (i) has a familial relationship with any directors, other nominees or executive officers of the Company or any of its subsidiaries, or (ii) has been involved in any transactions with the Company or any of its subsidiaries, in each case, that are required to be disclosed pursuant to the rules and regulations of the SEC, except as may be disclosed in the Schedule 14D-9.

Item 9.01 Financial Statements and Exhibits.

     (d) Exhibits.

Exhibit	Description of Exhibit
99.1	Press Release issued by Bankrate dated August 25, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANKRATE, INC.
Date:	August 27, 2009	By: /s/ Edward J. DiMaria
Edward J. DiMaria
Senior Vice President
Chief Financial Officer